Exhibit 99.1

Investor Contact:	Media Contact:
Susannah Livingston	media@sprouts.com
(602) 682-1584
susannahlivingston@sprouts.com

Sprouts Farmers Market, Inc. Announces Retirement of Lawrence (“Chip”) Molloy as Chief Financial Officer

PHOENIX, Ariz. – (Business Wire) – August 1, 2023 – Sprouts Farmers Market, Inc. (Nasdaq: SFM) today announced that Lawrence (“Chip”) P. Molloy, chief financial officer, will retire at the end of 2023.

“On behalf of the entire Sprouts community, I want to extend our deepest thanks to Chip for his many years of leadership and dedication to our company,” said Jack Sinclair, chief executive officer of Sprouts Farmers Market. “Chip played an integral role in Sprouts’ development into a national brand and helped to usher in our long-term growth strategy. We are grateful for Chip’s many contributions to Sprouts’ long-term success and wish him well in his retirement.”

Molloy joined Sprouts in 2013 as a member of its Board of Directors, and served as its interim chief financial officer from June 2019 to February 2020. Mr. Molloy continued to serve on Sprouts’ board prior to his appointment as its chief financial officer in September 2021.

“It’s an honor to have been a part of Sprouts’ board and executive leadership team,” said Molloy. “I’m proud of our significant growth over the past 10 years and the strategic changes we’ve made to mature into a financially robust company that’s delivered value to its shareholders. Next year, I’ll be cheering on Sprouts from the sidelines, and I wish the team continued success.”

Sprouts will conduct an internal and external search for a successor to Molloy.

Corporate Profile

True to its farm-stand heritage, Sprouts offers a unique grocery experience featuring an open layout with fresh produce at the heart of the store. Sprouts inspires wellness naturally with a carefully curated assortment of better-for-you products paired with purpose-driven people. The healthy grocer continues to bring the latest in wholesome, innovative products made with lifestyle-friendly ingredients such as organic, plant-based and gluten-free. Headquartered in Phoenix, and one of the largest and fastest growing specialty retailers of fresh, natural and organic food in the United States, Sprouts employs approximately 31,000 team members and operates more than 390 stores in 23 states nationwide. To learn more about Sprouts, and the good it brings communities, visit about.sprouts.com.

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Source: Sprouts Farmers Market, Inc

Phoenix, AZ

8/1/23